Exhibit 99.1

Hanger, Inc. announces retirement of Rick Taylor, President of Hanger Clinic

AUSTIN, TX; May 12, 2014 — Hanger, Inc. (NYSE: HGR) today announced that Richmond L. Taylor, Executive Vice President of Hanger, Inc. and President and Chief Operating Officer of its patient care business Hanger Clinic, will retire effective December 31, 2014.  Mr. Taylor’s successor has been selected and will be announced today.

“At the helm of Hanger Clinic for 15 years, Rick has shepherded the consistent, significant growth and strategic operations of our core business in orthotic and prosthetic patient care,” Hanger President and Chief Executive Officer Vinit Asar said. “He is a savvy enterprise executive who drove the substantial expansion of our national footprint, while ensuring the voice of the clinician was heard at all levels of our organization.  Due in large part to his dedication and cross-portfolio prowess, Hanger Clinic is well-positioned for continued growth and development.”

After serving eight years in the United States Air Force and more than a decade in various healthcare management positions, Mr. Taylor entered the orthotic and prosthetic (O&P) business in 1989 and dedicated the next 25 years to the industry.  He joined Hanger as Executive Vice President, and President and Chief Operating Officer (COO) of Hanger Clinic, in July 1999 as part of the $455 million NovaCare O&P acquisition where he had served as COO since 1996.  During his 15-year tenure as President and COO of Hanger Clinic, Mr. Taylor built a new field leadership structure that harnessed organic growth, adapted substantial improvements to the Hanger Clinic business model, directed the adoption of the new Hanger Clinic brand, and drove key infrastructure investments such as a new product purchasing portal and the ongoing implementation of electronic health records.  With the help of Rick’s leadership, Hanger’s patient care business grew from 600 locations and $447 million in revenue in 2000 to over 740 clinics and $873 million in revenue in 2013.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market.  Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with in excess of 740 locations nationwide.  Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions.  Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.

SOURCE Hanger, Inc.

George E. McHenry, (512) 777-3800, Russell G. Allen, (512) 777-3800, Jennifer Bittner, (512)777-3730

Hanger, Inc. • 10910 Domain Drive, Suite 300 • Austin, TX  78758
T 512-777-3800 • www.hanger.com